Filed pursuant to Rule 424(b)(3)
Registration No. 333-264468

FRANKLIN TEMPLETON HOLDINGS TRUST
Franklin Responsibly Sourced Gold ETF (the “Fund”)
Supplement No. 2 dated November 15, 2022
to Prospectus dated June 27, 2022

Supplement No. 1 dated October 27, 2022 to the Fund’s Prospectus announced that the Fund’s ticker symbol would change to “FGDL” effective as of November 18, 2022.  The Fund’s ticker symbol is no longer expected to change on November 18, 2022.  Accordingly, Supplement No. 1 to the Fund’s Prospectus is hereby rescinded and the information contained therein is superseded by this Supplement.
This supplement contains information which supplements certain information contained in the Fund’s Prospectus dated June 27, 2022 and rescinds and supersedes in its entirety Supplement No. 1 to the Prospectus dated October 27, 2022. Please read it and keep it with your Prospectus for future reference.